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| FORM 3 |     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1.  Name and Address of Reporting Person*

    Price                           Thomas                          A.
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        (Last)                      (First)                        (Middle)

    240 Bridgeway, Suite A-230
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                                   (Street)

    Sausalito,                       California                       94965
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        (City)                      (State)                           (Zip)

2.  Date of Event Requiring Statement (Month/Day/Year)                 01/00
                                                                  --------------
3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary)

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4.  Issuer Name and Ticker or Trading Symbol  Sonic Automotive, Inc. (SAH)
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    _X_ Director    _X_ Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)

                    Vice Chairman
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6.  If Amendment, Date of Original (Month/Day/Year) 01/06/00
                                                    ----------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

    _X_ Form Filed by One Reporting Person
    ___ Form filed by More than One Reporting Person

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED


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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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Class A Common Stock      1,804,393(1)         I           By reporting person
                                                           as trustee for The
                                                           Price Trust
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reported person, see Instruction
5(b)(v).


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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| FORM 3 (continued)|
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              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
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Explanation of Responses:

(1) The Form 3 originally filed by the reporting person incorrectly indicated that 20,000 of these shares were held directly.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                 /s/ Thomas A. Price            April 10, 2002
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.